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                                                                     EXHIBIT 2.2

                       FIRST AMENDMENT TO THE AGREEMENT
                               AND PLAN OF MERGER


     THIS FIRST AMENDMENT is to that certain AGREEMENT AND PLAN OF MERGER, dated March 12, 2000, (the "Merger Agreement") by and among ELIXIS CORPORATION, a Washington corporation ("Target"), DATA CRITICAL CORPORATION, a Delaware corporation ("Parent") and DATACRITICAL.COM, INC., a Delaware Corporation and wholly-owned subsidiary of Parent ("Subsidiary"). Capitalized terms not defined herein shall have the meaning proscribed to them in the Merger Agreement.

     WHEREAS, Target, Parent and Subsidiary have previously executed the Merger Agreement by which Target will merge into Subsidiary in exchange solely for stock of Parent (other than cash paid for fractional shares) pursuant to a conversion formula to be set forth in the Plan of Merger. The Merger Agreement provided that all Stock Option Plans of Target would be Cancelled prior to the Effective Time of the Merger; and

     WHEREAS, Target, Parent and Subsidiary now desire to amend the Merger Agreement to provide that shares of Target's common stock issued or issuable upon the exercise by holders of outstanding stock options granted pursuant to Target's 1998 and 1999 Stock Option Plans (the "Plans") will be canceled prior to the Effective Date and holders of such options will be given cash consideration at or shortly after the Effective Date equal to the value of such cancelled shares as of the Effective Date, all as determined pursuant to Section 10(b) of the Plan of Merger; and

     WHEREAS, in connection with the foregoing amendment and for the purpose of closing the Merger, Dr. Mitchell Gold, Steve Bailey, Patrick Angelel and Dr. Edward Boyle, Jr. (the "Founders") have agreed not to exercise their respective stock options granted under the Plans, thus forfeiting the shares of the Target's common stock that would have been issuable to them upon exercise, as well as the cash consideration to be paid in connection with the cancellation of such shares; and

     WHEREAS, in consideration for not exercising the stock options as described above, the Founders have agreed to accept additional unvested options to purchase Parent common stock, which will be subject to the same vesting schedule applicable to the stock options already offered to them by Parent in connection with their new employment agreements with Subsidiary;

The parties therefore agree that the Merger Agreement shall be amended as follows:

1. Paragraph 2.2 of the Merger Agreement shall be deleted in its entirety and a new Paragraph 2.2 shall be inserted as follows:

     2.2  Conversion of Shares

     Each share of Target Common Stock and Target Preferred Stock issued and outstanding immediately prior to the Effective Date (the "Target Shares") shall, without any action on the part of Subsidiary, Parent or any holder of such shares, be converted by the merger into an
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     amount of Parent Common Stock represented by 210,000 divided by the Target
     Shares, except that shares of Target Common Stock issued upon exercise of stock options will be cancelled and the holders of such shares shall receive cash consideration as of or shortly after the Effective Date equal to the value of such Target Common Stock as of the Effective Date, as determined pursuant to Section 10 of the Plan of Merger. In connection with the foregoing, Mitchell Gold, Patrick Angelel, Steve Bailey and Edward Boyle, Jr. have agreed not to exercise their stock options to purchase Target Common Stock, which options will terminate as of the Effective Date, as described in Section 8.10.

2. Except as specifically amended hereby, the Merger Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment of the Merger Agreement effective as of the 30th day of March, 2000.

                              ELIXIS CORPORATION,
                              a Washington corporation


                              By: /s/ Mitchell H. Gold, M.D.
                                 --------------------------------
                              Name: Mitchell H. Gold, M.D.
                                   ------------------------------
                              Title: President/CEO
                                    -----------------------------

                              DATA CRITICAL CORPORATION,
                              a Delaware corporation


                              By: /s/ Jeffrey S. Brown
                                 --------------------------------
                              Name: Jeffrey S. Brown
                                   ------------------------------
                              Title: President/CEO
                                    -----------------------------

                              DATACRITICAL.COM, INC.,
                              a Delaware corporation


                              By: /s/ Jeffrey S. Brown
                                 --------------------------------
                              Name: Jeffrey S. Brown
                                   ------------------------------
                              Title: President/CEO
                                    -----------------------------